Exhibit 99.1
Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO REDUCES DEBT
WITH EQUITY EXCHANGE

CRANFORD, NJ, April 24, 2009 – Metalico, Inc. (NYSE AMEX: MEA), a scrap metal recycler and lead products fabricator, has commenced a two-tranche debt-for-equity exchange with holders of a portion of its outstanding convertible notes that could reduce the principal amount of its overall debt by approximately $10 million.

Under the terms of its agreements with the noteholders, Metalico exchanged 1,245,354 shares of its common stock (after rounding) for $5 million aggregate principal amount of the Company’s 7.0% senior unsecured convertible notes due April 30, 2028. If the price of the stock maintains a predetermined level at the end of a “true-up” period as described below, the Company and the noteholders will exchange an additional quantitiy of stock for another $5 million aggregate principal amount of the notes.

The number of shares that the Company initially issued in the first exchange had a value equal to $580 per $1,000 of face amount of convertible notes based on a per share price of $2.32866.

The price per share was calculated based on the simple average of the volume average weighted price of the Company’s common stock for the ten trading days prior to the exchange of the initial $5 million of notes under the exchange agreements between Metalico and the participating noteholders.

The exchange agreements also provide for a true-up of the shares or the debt to be retired based on the price of the Company’s common stock during a twenty-five-day trading period following the exchange.

If the volume-weighted average price of the Company’s common stock is at least $1.50 per share for both the single day and the ten-day period ending on the fifth trading after the end of the first twenty-five-day trading period described above, then Metalico and the participating noteholders will conduct a second exchange on the same terms with the per-share exchange price calculated based on such ten-day volume-weighted average price.

The Company will not receive any cash proceeds as a result of either exchange of its common stock for convertible notes and any convertible notes surrendered in the exchanges will be retired and cancelled. Immediately following the first exchange, the outstanding principal balance of the convertible notes was $95 million. If both of the exchanges are completed, the outstanding principal balance of the convertible notes is expected to be not more than $90 million.

Metalico may engage in additional exchanges in respect of its outstanding indebtedness if and as favorable opportunities arise.

“Our principal objective with the exchanges is to gradually reduce the Company’s debt and related carrying costs,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer. “Additionally, we plan to explore other creative ways to strengthen our balance sheet to better participate in a recovery when it occurs.”

The issuance of the shares of common stock was made in exchange for the convertible notes pursuant to an exemption from registration requirements provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Metalico has filed a Current Report on Form 8-K with the Securities and Exchange Commission describing in more detail the terms of the exchanges.

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty recycling facilities in New York, Pennsylvania, Ohio, New Jersey, Texas, Mississippi, and West Virginia and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on NYSE Amex (formerly the American Stock Exchange) under the symbol MEA.

Contact:	Metalico, Inc.
Carlos E. Agüero, President and Chief Executive Officer Michael J. Drury, Executive Vice President info@metalico.com

186 North Avenue East Cranford, NJ 07016
(908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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